UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
November 19, 2018

SM Energy Company
(Exact name of registrant as specified in its charter)

Delaware	001-31539	41-0518430
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1775 Sherman Street, Suite 1200, Denver, Colorado (Address of principal executive offices)	80203 (Zip Code)

Registrant's telephone number, including area code: (303) 861-8140

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 19, 2018, Patrick Allen Lytle was appointed as the Controller and Principal Accounting Officer of SM Energy Company (the “Company”). Mr. Lytle is 37 years old and has held roles of increasing responsibility since joining the Company in 2007. Most recently, Mr. Lytle served as Senior Director, Financial Planning & Analysis and Assistant Secretary of the Company and, prior to that, was a Director in the Company’s Financial Planning and Financial Reporting areas. Prior to joining the Company, Mr. Lytle was an Audit Manager with Hiratsuka & Schmitt, LLP. Mr. Lytle is a certified public accountant. Mr. Lytle earned a Bachelor of Science in Business - Accounting from the University of Kansas, and a Master of Science in Accounting from the University of Colorado.

Mr. Lytle has no family relationships with any of the Company’s directors or executive officers. There are no related party transactions between the Company and Mr. Lytle that require disclosure pursuant to 404(a) of Regulation S-K.

Item 7.01    Regulation FD Disclosure.

The Company previously announced that Executive Vice President and Chief Financial Officer Wade Pursell would be presenting at the BAML Leverage Finance Conference on December 4, 2018, and that the Company would post an investor presentation in conjunction with that conference. Due to a personal conflict with Mr. Pursell’s schedule, the Company will no longer be participating in this event.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SM ENERGY COMPANY

Date:	November 19, 2018	By:	/s/ DAVID W. COPELAND
		Name:	David W. Copeland
		Title:	Executive Vice President, General Counsel, and Corporate Secretary